EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of October 12, 2021 (“Effective Date”), by and between CynergisTek, Inc., a Delaware corporation (“Company”) and Timothy McMullen (“Executive”).

The parties agree as follows:

1.Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.Duties.

2.1Position. Executive shall serve as Executive Vice President, Chief Operating Officer of Company, and shall have the duties and responsibilities as are commensurate with such positions, as reasonably and lawfully directed by Company’s Chief Executive Officer (CEO) and board of directors (the “Board of Directors”) from time to time, provided that, all final decisions on significant business decisions within the scope of Executive’s duties shall be reserved for final approval by the CEO. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion.  Executive shall also serve as the Chief Operating Officer of CTEK Security, Inc. and such additional subsidiaries and affiliates of Company as Executive, CEO and the Board of Directors mutually agree from time to time.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company and its subsidiaries, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO or Board of Directors in advance of Executive’s intent to engage in other paid work and receives the CEO or Board of Directors’ express written consent to do so.

3.Term.

3.1Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of twelve (12) months (“Initial Term”), unless sooner terminated in accordance with Section 7 below.

3.2 Renewal. On completion of the Initial Term specified in Section 3.1 above, this Agreement will automatically renew for subsequent twelve (12) month terms unless either party provides at least 60 days’ advance written notice to the other that such party does not wish to renew the Agreement for a subsequent twelve (12) months. In the event either party gives notice of nonrenewal pursuant to this Section 3.2, this Agreement will expire at the end of the current term.

4.Compensation.

4.1Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive the amount set forth in the Exhibit A (the “Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive Executive’s Base Salary prorated to the date of termination.

4.2Incentive Compensation. Executive will be eligible to earn incentive compensation in accordance with the provisions set forth in Exhibit A.

5.Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company, subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.Termination of Executive’s Employment.

7.1Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement; or (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. A termination for Cause by Company shall not occur unless Company provides Executive written notice of the existence of the condition described in clauses (a) – (b) above stating the basis for the termination for Cause.  Executive will have the opportunity for a period of thirty (30) days from the receipt of Company’s notice to cure the condition described as the basis for Executive’s termination for Cause.  In the event Executive’s employment is terminated in accordance with this Section 7.1, (i) Executive shall be entitled to receive Executive’s Base Salary prorated to the date of termination, (ii) all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished and (iii) Executive will not be entitled to receive the Severance Payments described in Section 7.2 below.

7.2Termination Without Cause by Company; Severance; Change of Control.

(a)Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of

(i) such termination without Cause, (ii) Executive’s inability to perform the essential functions of Executive’s position due to a mental or physical disability or Executive’s death, or (iii) in the event of the termination of Executive without Cause following a “Change of Control” (as defined in Section 7.2(b) below), Executive, or Executive’s estate, as applicable, will receive the Base Salary then in effect, prorated to the date of termination, death or pronouncement of disability and the following “Severance Payments”: (x) payment of compensation for an additional six (6) months based on the Base Salary then in effect, payable in accordance with Company’s regular payroll cycle, and (y) the acceleration of all unvested stock options, restricted stock units and warrants then held by Executive. All Severance Payments are conditioned on Executive: (i) complying with all surviving provisions of this Agreement as specified in Section 13.9 below; and (ii) executing a full general release, releasing all claims, known or unknown, that Executive may have against Company (and any subsidiaries and affiliates of Company) arising out of or any way related to Executive’s employment or termination of employment with Company (the “Release”).  The first of the Severance Payments described in Section 7.2(a)(x) will be made on the sixtieth (60th) day following Executive’s termination of employment provided that the Release has been executed by Executive or his estate as the case may be and become irrevocable prior to such date.  The acceleration described in Section 7.2 (a)(y) shall occur upon Executive or his estate as the case may be signing of the Release. Company will provide the form of Release to Executive within five (5) business days following Executive’s termination, death or pronounced disability.

(b)As used herein, “Change of Control” means: (i) a sale of all or substantially all of the assets of Company; (ii) a merger or consolidation in which Company is not the surviving entity and in which the holders of Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; or (iii) a reverse merger in which Company is the surviving entity but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of Company or, where Company is a wholly-owned subsidiary of another entity.

7.3Voluntary Resignation by Executive for Good Reason. Executive may voluntarily resign Executive’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive the Base Salary then in effect, prorated to the date of termination, and the Severance Payments described in Section 7.2 above, provided Executive complies with all of the conditions in Section 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for “Good Reason” in the following circumstances: (a) Company’s material breach of this Agreement; (b) Executive’s Base Salary is reduced by more than 10% below Executive’s salary in effect at any time during the preceding twelve (12) months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; or (c) Company relocates Executive’s principal place of work to a location more than sixty (60) miles from Executive’s current location or substantially reduces Executive’s duties and responsibilities, without Executive’s prior written approval.  A termination for Good Reason by Executive shall not occur unless Executive provides Company written notice of the existence of the condition described in clauses (a) – (c) above within a period not to exceed ninety (90) days from the initial existence of the condition stating the basis for the termination for Good Reason.  Company will have the opportunity for a period of thirty (30) days from the receipt of Executive’s notice to cure the condition described as the basis for Executive’s termination for Good Reason.

7.4Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time, on thirty (30) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount for the remaining months of the current term, if any. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payments described in Section 7.2 above.

7.5Termination of Employment Upon Nonrenewal. In the event Executive decides not to renew this Agreement for a subsequent twelve (12) months in accordance with Section 3.2 above, the Agreement will expire, Executive’s employment with Company will terminate and Executive will only be entitled to Executive’s Base Salary paid through the last day of the current term. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to the Severance Payments described in Section 7.2 above.  In the event Company decides not to renew this Agreement in accordance with Section 3.2 above, it will be deemed a termination without Cause in accordance with Section 7.2 and Executive will be entitled to all compensation including the Severance Payments as outlined in Section 7.2.

8.No Conflict of Interest.  Executive represents and warrants that to the best of Executive’s knowledge (a) Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Agreement and (b) Executive is not otherwise unable to enter into and fully perform Executive’s obligations under this Agreement.  In the event of a breach of any representation in this Section 8, Company may terminate this Agreement for Cause and Executive’s employment with Company without any liability to Executive and Executive shall indemnify the Company for any liability it may incur as a result of any such breach.

9.Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Confidentiality, Non-Solicitation and Inventions Agreement, which is provided with this Agreement and incorporated herein by reference; provided, however, that any provisions of the Confidentiality, Non-Solicitation and Inventions Agreement which are inconsistent with this Agreement are superseded by this Agreement, including but not limited to, the non-competition provisions.

10.Restrictive Covenants.

10.1Non-Competition.  Executive agrees that, during the term of his employment and for a period of one (1) year following termination of employment with the Company, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other third party not affiliated with Company: (A) become interested in any entity or organization (whether as an owner, partner, trustee, beneficiary, stockholder, officer, director, employee, consultant, lessor, lessee, or otherwise) that is a competitor of the Company, (B) perform services in the healthcare information technology consulting industry or any other business in which Company or its subsidiaries engage during the term of this Agreement with the involvement of Executive (the “Business”) anywhere in the United States of America (the “Restricted Territory”), including providing funds for the same; or (C) provide services routinely performed for customers or clients (“Customer” or “Customers”) (directly or indirectly) in the operation of the Business (“Services”) in the Restricted Territory.  For purposes of this Section 10.1, “competitor” means any person, entity, or organization, including its subsidiaries, successors, heirs and assigns, that manufactures, designs, distributes, and/or sells healthcare cybersecurity, privacy, and compliance products and technologies and/or related products as stand-alone products or for use with personal computers and includes, but is not limited to, any other person, entity, or organization that manufactures, designs, distributes, and/or sells such products that are the same or substantially the same, or that may be substituted for or applied to substantially the same end, as the Company’s products and technologies.  In addition to the foregoing, “competitor” includes any person, entity, or organization, including its subsidiaries, successors, heirs and assigns, that manufactures, designs, distributes, and/or sells any product or service that is related to and/or competitive with any product or service manufactured, designed, distributed, or sold by the Company, whether during the period of Executive’s employment with the Company or at any time thereafter.  Nevertheless, the foregoing will not restrict the ability of Executive to purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

10.2Non-Solicitation.  Executive agrees that, during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement,  Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other third party not affiliated with Company: (A) solicit any Customer of the Business for purposes of providing Services; (B) accept as a customer any Customer for purposes of providing Services; (C) induce or attempt to induce any employee, consultant or independent contractor of Company or its subsidiaries to terminate his or her employment or relationship with Company or its subsidiaries; (D) employ, or engage as an independent contractor, any employee, consultant or independent contractor of Company or its subsidiaries; (E) interfere with the business relationship between a Customer or employee and Company or its subsidiaries; or (F) encourage any person to engage in any of the foregoing activities, including but not limited to providing financing, directly or indirectly, for any of the foregoing activities; provided, however, that the foregoing will not restrict the ability of Executive to purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

10.3Reasonable Restrictions. Executive hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by Company and the substantial knowledge and goodwill Executive will acquire with respect to the Business.  Executive and Company understand and agree that the purpose of this Section 10 is solely to protect Company’s legitimate business interests, including, but not limited to confidential information and trade secrets, partner relationships and goodwill, and Company’s competitive advantage in the operation of the Business or provision of Services.  Executive and Company further understand and agree that this Section 10 represents an important element of this Agreement, and is a material inducement to Company entering into this Agreement, without which Company would not have entered into this Agreement.  Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of Section 10 a court or other tribunal will hold that the restrictions in Section 10 are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

11.Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12.Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to Section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

12.1Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3Arbitration Procedure. The arbitration will be conducted in Austin, Texas by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

This agreement to arbitrate specifically includes any class-action cases and Executive specifically waives Executive’s right to participate in any class-action against Company.

13.General Provisions.

13.1Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Subjection to Section 12, each party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8Code Section 409A.

(a)This Agreement is intended to comply with Code Section 409A (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” under Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:  (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13.9Survival. Sections 8, 9, 10, 11, 12, 13, and 14\of this Agreement shall survive Executive’s employment by Company.

14.Entire Agreement. This Agreement, including the Confidentiality, Non-Solicitation and Inventions Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE EFFECTIVE DATE.

By:	/s/ Tim McMullen
Tim McMullen
8557 Twilight Tear Lane
Cincinnati, OH 45249

By:	/s/ Mac McMillan
Mac McMillan
Chief Executive Officer
CynergisTek, Inc.
11940 Jollyville Road, Suite 300N
Austin, TX 78759

EXHIBIT A

COMPENSATION PLAN

Base Salary:

Executive will be entitled to an annual Base Salary as follows:

•$300,000 annualized for the first year.

•Base Salary will be reviewed at least annually by the Company’s Board of Directors.

Incentive Compensation:

Executive will be eligible to participate in CynergisTek’s incentive-based bonus plan that offers the potential to receive a discretionary bonus up to 55% of base salary. The incentive bonus plan is based on a number of factors established by the CEO and Board.

Equity Incentive:

From time to time, Executive may be granted certain equity incentive awards as determined by the Company’s Board of Directors. As part of your employment offer, you will receive an initial grant of 150,000 stock options. These will be granted at the next regularly scheduled board meeting. The options will be issued at fair market value (FMV) and eligible to vest 1/3 of the total grant annually, with all options eligible to vest after 3 years.